INDEPENDENT CONTRACTORS AGREEMENT

DATE:
PARTIES: WHY USA MID AMERICA DEVELOPMENT CORPORATION
ADDRESS: P.O. Box 744 28
         Fergus Falls, MN 56538
AND

INDEPENDENT CONTRACTOR THEIR HEIRS AND/OR ASSIGNS:
NAME: DIANE BUTTS
ADDRESS: 20 So. Main
         Janesville, WI 53545

1. RECITALS:

A. The Independent Contractor has the rights to offer for sale and sell Franchises for WHY USA MID AMERICA DEVELOPMENT CORPORATION, a Minnesota Corporation, hereinafter referred to as "MID AMERICA". Mid America also has the duty and rights to service and train salespersons, do broker training and other duties that help WHY USA MID AMERICA Franchisees operate their companies.

B. Independent Contractor, hereinafter referred to as "I.C." will help sell and service WHY USA Franchises and Franchisees.

     1. It shall be the duty of the I.C. to familiarize themselves with all rules and regulations regarding the sale and presentations for sale of Franchises in all states that they intend to sell Franchises. This includes all Federal, State and Local rules and laws concerning Franchises and sales of franchises.

     2. The I.C. shall hold WHY USA MID AMERICA harmless for any and all acts solely committed by the I.C. that may result in litigation.

2. TERM:

A. The term of this Agreement shall be the entire period of affiliation between the I C. and WHY USA MID AMERICA.

B. I.C. may terminate this Agreement voluntarily upon ten (10) days written notice.

C. WHY USA MID AMERICA may terminate this Agreement only upon occurrence of fraud, misrepresentation or failure to comply with our minimum sales quotas, and, minimum continuing obligations and training as outlined later in this agreement.

3.  DUTIES AND OBLIGATIONS OF INDEPENDENT CONTRACTOR:

A. To register with WHY USA MID AMERICA for each state in which they will be selling franchises.

B.   Always offers an offering circular when required by law.

C. To solicit offices, which are not, Franchises unless they have a written invitation from office requesting information on WHY USA Franchises.

D. To Set up their own appointments, follow up appointments and proceed to counties, cities and areas that they have WHY USA MID AMERICA approval to sell in.

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E.    Give a written report within approximately 48 hours on each presentation that they give setting forth date, place, and person I.C. spoke with and their interpretation of the possible results. WHY USA MID AMERICA may contact prospect for purposes of validation. WHY USA MID AMERICA may review contacts contacted with I.C. for purposes of helping I.C. improve their sales results.

F. I.C. agrees to perform at all times the services contemplated hereunder in a manner which will maintain and increase rather than diminish the goodwill and reputation of WHY USA MID AMERICA, and shall do nothing to disturb or devalue these interests or to bring discredit upon WHY USA MID AMERICA.

G. I.C. shall Pay for, at his or her expense a personal automobile, gasoline, entertainment expenses, medical insurance, auto insurance, personal insurance and all other business expenses. The minimum amounts of liability insurance to be maintained in force and effect with respect to auto insurance are $100,000 for any one person $300,000 each occurrence and property damage of $20,000.

H. I.C. agrees to abide by all policies and procedures established by WHY USA MID AMERICA concerning sale and possible sale of Franchises.

    1. I.C. will attend a franchise sales class and will attend at least 50% of regional meetings given in his or her area.

I. I.C. must contact each of their offices by phone at least once a month and must visit each office at least once every 180 days.

J. I.C. must provide at least two training sessions for their new office on how to present the WHY USA program unless this provision is waived in writing by WHY USA MID AMERICA.

4. MINIMUM QUOTAS:

It is a requirement for each I.C. to sell and maintain a minimum of seven franchises within first 3 1/2 years of signing their contract:

      FIRST YEAR ................................ 2
      SECOND YEAR................................ 2
      THIRD YEAR ................................ 2
      FIRST HALF OF FOURTH YEAR.................. 1
      ----------------------------------------------
                                   TOTAL......... 7

A. If I.C. maintains the quota, 100% of money due will be paid. However, if I.C. falls behind after year one, WHY USA MID AMERICA will take over I.C. services to any franchisees I.C. may have sold, and I.C. will then be given 50% of the fees owing to I.C. for one year. This gives I.C. one year to catch up. At the end of year two if I.C. is caught up for previous years and the present year's quota, I.C. will be reinstated to 100% fees and commissions owed. Any franchises I.C. sells during second year it is behind on quotas, I.C. will receive the regular thirty (30%) percent commission on franchise sales plus fifty (50%) percent of the transaction fees percentage I.C. would have earned for the year. The reason is to give I.C. a chance to catch up on quotas without having to do any servicing. I.C. can spend its resources selling and not servicing. I.C. can spend its

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resources selling and not servicing. I.C. will be required to do salesperson training, however, after two sales as stated earlier. If I.C. does not catch up to the minimum quotas by the end of year two this Agreement will be canceled for non-fulfillment of Agreement. If I.C. does not sell at least one franchise within twelve (12) months of signing this Agreement, this Agreement will then become null and void.

5.   COMPENSATION:

A. I.C. will receive thirty (30%) percent of all collected franchise fees and thirty (30%) percent of all collected transaction fees, for as long as I.C. sells their minimum quotas and services their franchisees as outlined in
SECTION 3, DUTIES AND OBLIGATIONS.

B. Neither WHY USA MID AMERICA or I.C. shall be liable to the other party for any commissions or transaction fees not actually paid to and received by WHY USA MID AMERICA.

6. TAXES AND BENEFITS:

Independent Contractor, is a self-employed individual, and shall be solely responsible for the payment of its own state and federal income tax and self-employment tax. WHY USA MID AMERICA shall not under any circumstances withhold and pay, or be responsible to withhold and pay to the appropriate government agency, such taxes. I.C. shall not be entitled to retirement benefits, fringe benefits, workman's compensation coverage as set forth in A.R.S. Sec 23-910, or other insurance benefits which may be provided to employees of WHY USA MID AMERICA. I.C. will make it's own arrangements for payment of hospital and medical costs in connection with any injury or illness.

7. EXECUTION OF INSTRUMENTS:

Except as otherwise provided in this paragraph, I.C. shall have no authority to negotiate for bind, obligate or commit WHY USA MID AMERICA by any promise or representation, unless specifically authorized by WHY USA MID AMERICA. in writing.

8. EXPENSES:

Except as otherwise specifically agreed in writing by WHY USA MID AMERICA, I.C. Shall be responsible for all expenses incurred in connection with the performance of its duties and responsibilities hereunder.

9.  COMMISSION DISPUTES:

Any disputes between I.C. and any other independent contractor associated with WHY USA MID AMERICA as to any commission or expense payable to or by said parties shall be resolved by WHY USA MID AMERICA. Any decision of WHY USA MID AMERICA as to any such matter shall be binding and conclusive on the parties and WHY USA MID AMERICA shall have no liability to any such party, or anyone claiming through such party, for any amount paid to another in accordance with such decision of WHY USA MID AMERICA.

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10. LITIGATION:

Subject to the terms of Paragraph 9 above, in the event any transaction in which the I.C. is involved results in a dispute, litigation or legal expense involving WHY USA MID AMERICA, WHY USA MID AMERICA and the I.C. shall share all expenses connected therewith in the same proportion as they would normally share the commission resulting from such transaction if there were no dispute or litigation. I.C. shall fully cooperate with WHY USA MID AMERICA with respect to any disputed matters. WHY USA MID AMERICA, in it's sole discretion, may determine whether or not any litigation or dispute shall be prosecuted, defended, compromised or settled, the terms and conditions of any such compromise or settlement, and whether or not legal expense shall be incurred, provided, however, that no compromise or settlement requiring the payment of money or anything of value by the I.C. shall be accepted by WHY USA MID AMERICA without the written consent of the I.C. WHY USA MID AMERICA shall have the right to select legal counsel, and I.C. shall be required to share the expenses of counsel selected by WHY USA MID AMERICA.

11. COVENANT NOT TO COMPETE:

A. I.C. acknowledges that during the performance of his duties hereunder, he will have been exposed to, have had access to and otherwise will be trained in utilizing marketing programs and techniques which have been developed by WHY USA MID AMERICA and/or which are unique to the real estate industry including, but not limited to, the WHY USA 990 OPPORTUNITY Program, the 29 DAY FAST SALE Program, and the like (hereinafter the "proprietary programs"). I.C. acknowledges that WHY USA MID AMERICA has a protected interest in having I.C. restrained from utilizing these proprietary programs and techniques in competition with WHY USA MID AMERICA for a reasonable period of time following termination of this Agreement.

Accordingly, I. C. agrees that for a period of two (2) years, within Rock County, or any other county of any state in which there is a WHY USA office following termination of this Agreement, I.C. shall not compete with WHY USA MID AMERICA either directly or indirectly, in any capacity either as owner, agent, independent contractor, employee, consultant, or otherwise by utilizing WHY USA MID AMERICA proprietary programs or programs similar thereto in the real estate business or any other business.

B. Since a breach of the provisions of this section of this Agreement could not adequately be compensated by money damages, WHY USA MID AMERICA shall be entitled, in addition to any other right to remedy available to it at law or equity, to an injunction restraining the breach or threatened breach and to specific performance of any provision of this section of this Agreement.

C. If the scope of any provision of this paragraph, or of this Agreement is found by any Court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable for any reason it shall not affect the validity of the remaining provisions of this Agreement.

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12. ASSIGNMENT:

This Agreement may not be assigned in whole or in part by I.C., execpt upon, WHY USA MID AMERICA prior written consent, but may be assigned by WHY USA MID AMERICA to any successor to its business, in whole or in part, without the consent of I.C.

13.  NOTICE:

Any notice required to be given under the provisions of this Agreement shall be given in writing by registered or certified mail, addressed as follows:

BROKER: WHY USA MA America Development Corporation, A. Minnesota Corporation P.O. Box 744
         Fergus Falls MN 53638-0744

INDEPENDENT CONTRACTOR:

         Diane Butts
         20 S. Main
         Janesville, WI 53545

or to such other address as either party hereto shall designate by such notice. Any such notice given hereunder shall be effective as of the time it is received in the case of delivery, or is deposited in the United States mail in the case of mailing.

14.   AMENDMENTS AND LAWS:

This Independent Contractor Agreement together with any supplements signed by the parties contains the entire agreement of the parties. It may be changed only in writing signed by both parties. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the State of Wisconsin.

A. Following termination, I.C. shall not be entitled to receive any commissions, or other compensation on any other transactions, regardless of I.C.'s involvement with such transactions, unless otherwise provided pursuant to WHY USA MID AMERICA standard, policies and procedures.

B. I.C. agrees to immediately deliver all "proprietary information" in his possession or subject to his control to a designated representative of WHY USA MID AMERICA. I.C. also acknowledges that all other files maintained by it in connection with the performance of its services for WHY USA MID AMERICA belong to WHY USA MID AMERICA. Said files shall be retained by WHY USA MID AMERICA but I.C. at it's expense, may make copies of any materials included in said files, other than materials that constitute proprietary information within the meaning of Paragraph 11.

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15. LEGAL CONSTRUCTION:

Should any portion or provision of this Agreement be deemed invalid or void at law, this Agreement shall be construed as though such provision or portion has not been inserted herein and the remainder of this Agreement shall remain in full force and effect. Titles to paragraphs used in this Agreement are for convenience only and shall not be construed as part of this Agreement.

16.  GENDER:

The use of the masculine gender or "it" or "it's" herein is utilized for convenience only and shall include the neuter and feminine when appropriate.

IN WITNESS WHERE-OF, the parties have executed this Agreement as of the day and year first written above.

"Mid America"                            "I.C."
USA MID AMERICA DEVELOPMENT CORP         INDEPENDENT CONTRACTOR

BY: /s/ Dale A. Erks                     By: /s/ Dianne Butts
 Signature                                Signature

Dale A. Erks                              Diane Butts
Printed Name                              Printed Name
WHY USA MID AMERICA DEVELOPMENT CORP      Independent Contractor